SERVICE AGREEMENT

     This Service Agreement (the "Agreement") is entered into as of the ___ day of __________ , 1997 by and between Nu Skin Asia Pacific, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its principal office located at 75 West Center Street, Provo, Utah 84601, or its successor (hereinafter referred to as "NSAP"), and Mr. Grant F. Pace, a U.S. citizen residing at #3 Dapdap Street, Makati, Philippines (hereinafter referred to as "Pace").

                                   WITNESSETH:

         WHEREAS, Pace wishes to provide certain services to NSAP as Vice President, Southeast Asia and Greater China, upon the terms and conditions set forth hereinafter;

         WHEREAS, NSAP wishes to obtain the services of Pace as Vice President, Southeast Asia and Greater China;

         NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth hereinafter, the parties hereto mutually agree as follows:

1. Appointment - NSAP hereby agrees to appoint Pace as Vice President, Southeast Asia and Greater China, and Pace hereby agrees to such appointment to perform the functions and carry out the duties and responsibilities as the Vice President, Southeast Asia and Greater China on the terms and conditions set forth hereinafter.

     The duties and responsibilities of Pace's positions will include but are not limited to the Position Specifications attached hereto as Exhibit A. Pace will be notified verbally or in writing of changes or additions in his responsibilities during the course of this Agreement.

     In the event Pace is asked to assume responsibilities with NSAP that differ materially from those set forth on Exhibit A hereto, the terms of this Agreement may be renegotiated at the election of either party.

     The parties agree that if Pace is asked to assume a role with NSAP or another Nu Skin affiliate outside the scope of his role as Vice President, Southeast Asia and Greater China, then this Agreement will be terminated and renegotiated.

2. Direction - Pace will be subject to and act in accordance with the directions, rules, regulations and instructions issued from time to time by the Board of Directors and the President, Chief Executive Officer, and Chief Operating Officer of NSAP.


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3.   Compensation  - Pace will receive the following  compensation  and benefits for services rendered to NSAP. No other compensation or benefit, direct or indirect, other than allowances specifically mentioned in this Agreement, will be paid to or received by Pace.

     a. Base Salary: Pace will receive a gross annual salary of US$200,000 divided into twenty-six (26) equal bi-weekly installments, effective September 22, 1997.

     b. Foreign Service Supplement. Pace will receive a foreign service supplement of US$100,000 divided into twelve (12) equal monthly or bi-weekly installments, effective September 22, 1997. The foreign service supplement will be paid simultaneously with payment of the base salary.

     c. Adjustments to Base Salary and Foreign Service Supplement. The base salary and foreign service supplement will be increased by no less than twelve percent (12%) per year for calendar years 1999, 2000 and 2001. The increases will be effective on January 1 of each year. Thereafter, the base salary and foreign service supplement will be reviewed and adjusted annually by the NSAP Board of Directors.

     d.   Incentive  Bonus:  Pace will be  eligible  to  participate  in a Bonus
          Incentive Plan (based on profitability, cost efficiencies, sales, etc.), as such plan may be employed by NSAP from time to time (the "Bonus Plan"). The extent of the incentive bonus and the factors and measurements used to determine the incentive bonus will be determined from time to time by the Board of Directors of NSAP and will be based upon the performance of those operations which Pace oversees, the attainment of specified goals within each such operation, and the attainment of specified bonus levels for the country general managers supervised by Pace under the general manager Long-Term Incentive Bonus Plan. The Bonus Plan will enable Pace to qualify for annual cash bonuses of up to 50% of his then applicable combined base salary and foreign service supplement, with no deferred bonuses.

     e. Signing Bonus. Upon execution of this Agreement, NSAP will pay to Pace the sum of $55,250 in lieu of any other bonus payments for calendar year 1997.

     f. Stock Grant. NSAP hereby agrees to make a stock bonus award of that number of shares of NSAP Class A Common Stock as has a fair market value (as quoted on the New York Stock Exchange) of $50,000 per year for three years, with the shares being awarded on September 22, 1998, 1999 and 2000.

     g. Stock Option Plan. Pace shall be eligible to participate in a Stock Option Plan implemented for key employees of NSAP. The initial stock option shall be to


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


          acquire 19,000 shares of Class A Common Stock at a purchase price of $20.875/share, which option shall vest over a four-year period. Although it is intended that a similar option grant shall be made annually, additional stock option grants shall be made in the discretion of the NSAP Board of Directors.

     h. International Assignment Policy for Expatriates. Pace will participate in NSAP's standard benefits available under its International Assignment Policy for Expatriates ("IAPE"). The standard IAPE shall be modified for Pace, however, in accordance with the terms set forth on Exhibit B hereto, which shall supersede NSAP's standard IAPE.

     i. Employee Benefit Plans. As an employee of NSAP, Pace will be entitled to participate in any employee benefit plans made available to NSAP employees generally, including health, dental, life and disability insurance, and 401(k) profit sharing plans. Pace acknowledges, however, that as an expatriate employee, his right to participate in such plans may be limited. The benefits made available to Pace under the IAPE are intended to offset any limitation on Pace's ability to participate in any other standard employee benefit plan.

     j. Severance. In the event Pace's employment hereunder is terminated "without cause," as defined in Section 8b. below, he shall be entitled to the severance benefits set forth in Section 8c. below.

4. Service Hours - Pace's regular service hours are 40 hours per week Monday through Friday. It is understood that in light of his positions, he will likely be required to provide services or engage in travel that will extend well beyond normal service hours. It is further agreed that Pace's remuneration has been set with this fact in mind and that Pace has no right to ask for additional compensation for such extra services.

5. Confidentiality - Without the written approval of NSAP, Pace will not copy, use or disclose to others (or cause any copying, use or disclosure), for Pace's own benefit or otherwise, any information, knowledge or data that Pace receives or develops during his period of employment which is proprietary to NSAP or any of their affiliates or which is confidential, including information contained in formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists and other trade secrets or information that any of NSAP or its affiliates has generated or which is has received in confidence from others. The confidentiality obligation set forth herein shall survive termination of this Agreement and shall therefore be applicable to Pace after termination of his employment. In addition to this provision, Pace agrees to execute and become bound by the terms of any Confidentiality Agreement used by NSAP with its employees generally. A copy of the current form of Confidentiality Agreement is attached hereto as Exhibit C.


                                       3


6. Non-Competition - Pace hereby agrees that he will not, during the term of this Agreement, and until the earlier of (i) one year immediately after the termination of this Agreement, or (ii) the date as of which NSAP ceases to pay to Pace, either as an employee or an independent contractor, a sum equal to the monthly base salary and foreign service supplement payable to Pace hereunder (unless Pace is terminated "for cause," as defined in Section 8b below, in which case only the one-year period set forth in clause (i) above shall apply) directly or indirectly, by any means or device whatsoever, for himself or on behalf of or in conjunction with any person, partnership, or corporation, do any one or more of the following:

     a. provide services to, or be affiliated with any enterprise which provides services or products similar to NSA's services or products through multi-level marketing channels;

     b. divert, take away, or attempt to take away any NSAP or other Nu Skin distributors, employees with whom NSAP or another Nu Skin affiliate has a non-competition agreement, or accounts which Pace may have become aware of through information furnished to or generated by Pace in connection with his employment or by any employee or agent or former employee or agent of NSAP or its affiliates; or

     c. compete with NSAP or render services for a competitor of NSAP involved in multi-level marketing.

         This non-competition provision shall not relate to those companies specifically identified on Exhibit D hereto within the scope of activities described for each company. Pace acknowledges that the one-year period during which he cannot be involved in any activities which compete directly or indirectly with NSAP after termination of this Agreement is a justifiable and acceptable period of time in light of the significance of the scope of Pace's employment hereunder, and that the terms of this Agreement and the remuneration and benefits payable to Pace hereunder are sufficient consideration for such agreement. Should NSAP elect to enforce this non-competition provision following termination, it shall inform Pace of such election within thirty days of termination of Pace's employment.

7. Assignment of Work Product. Pace agrees to promptly disclose to NSAP, and hereby assigns to NSAP, free from any obligation to Pace, all right, title and interest in and to any and all ideas, concepts, processes, improvements, and inventions made, conceived or disclosed or developed by Pace during the term of this Agreement which relate to the business of NSAP or resulting from or suggested by any work Pace may do for NSAP. Pace shall have the right to retain the copyright to any books, articles or publications unrelated to NSAP's business of multi-level marketing generally.


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8.   Term of Agreement

     a. This Agreement will be effective as of September 22, 1997, and continue in full force and effect until August 31, 2000 (with annual renewals thereafter prior to the expiration of the previous term of the Agreement) or until terminated as set forth in section 8b below.

     b. NSAP may terminate this Agreement for any reason at any time by giving Pace 60 days advance notice. The Agreement may be terminated without notice by NSAP "for cause" if Pace (1) breaches his duties as set forth in this Agreement, or (2) has been negligent or dishonest in the discharge of his duties, or (3) has become incapable of carrying out his duties for any reason, or (4) is subject to any event or activity outside the scope of his employment, which event or activity is not in keeping with the image and values of NSAP. The decision as to whether to terminate Pace for cause will be made in the sole discretion of the NSAP Board of Directors.

     c. In the event NSAP terminates this Agreement for cause, it will be liable only for compensating Pace through the date of his termination, unless termination for cause is the result of an accident or illness that has rendered Pace incapable of carrying out his duties (i.e., Pace will not be eligible to receive any contractual severance benefits nor the payments that might otherwise be payable to him hereunder during the one-year non-competition period). In the event NSAP terminates this Agreement without cause, NSAP will be liable only for compensating Pace for remuneration specified in Section 3a and 3b above, with additional monthly payments equal to the value of the IAPE benefits received by Pace (the "Additional Severance Payment") for a period of six months following the date of termination, provided that NSAP may elect to continue to pay Pace the sums due under Sections 3a and 3b above along with the Additional Severance Payment to enforce the one-year non-competition provision set forth in Section 6 above. The Additional Severance Payment is intended to replace the IAPE and other employee benefits generally. Therefore, Pace shall not be entitled to any of the IAPE or other employee benefits after termination.

     d. This Agreement shall be automatically terminated in the event Pace accepts employment with a Nu Skin affiliate other than NSAP. The terms of employment with the Nu Skin affiliate shall be negotiated and confirmed in a replacement Service Agreement.

9. Tax Returns - Filing annual income tax returns with the relevant tax authorities, and with any other authorities to which Pace may be subject, shall be handled in the manner set forth in NSAP's IAPE, as clarified in the attached Exhibit B.


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


10. Entire Agreement - This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification, alteration or amendment of this Agreement and no waiver of any provision hereof may be made unless such modification, alteration, amendment, or waiver is set forth in writing signed by the parties hereto.

11. Governing Law - This Agreement will be construed in accordance with and governed by the laws of Utah. Any action brought hereunder shall be brought in an appropriate state or federal court located within the State of Utah, to which both parties hereto consent to jurisdiction.

12. Prevailing Language - This Agreement may be executed in counterparts, in the English language, each of which will be deemed an original but which, taken together, will constitute one and the same instrument.



                     [This space intentionally left blank.]


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


IN  WITNESS   WHEREOF,   the  parties   hereto  and/or  their  duly   authorized
representatives have executed this Agreement as of the date first above written.


Nu Skin Asia Pacific, Inc.                           Grant F. Pace



By  /s/
    Name:                                             (Signature)
    Title:


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


                                   EXHIBIT A

DUTIES AND RESPONSIBILITIES AS VICE PRESIDENT, SOUTHEAST ASIA AND GREATER CHINA:

1. Report to and assist the NSAP Chief Operating Officer and other appropriate personnel in developing the strategic and operational plans for Taiwan, Hong Kong, Thailand, the Philippines, the People's Republic of China, Indonesia, Malaysia, Singapore and Vietnam which, with other country plans, forms the basis of the NSAP operational strategy.

2. Develop and implement the operating and capital budget necessary to support the NSAP strategic plan in the region.

3. Oversee and support local GMs in their efforts to train, motivate, support, encourage and monitor the activities of all distributors working within the local markets. Focus on developing relationships with distributor leaders operating in the local country to engender confidence in the company's commitment to their success. Plan distributor activities and training including event time-line calendars, list of participants, activities, courtesy calls, open-houses, press conferences, etc.

4.   Proactively   manage  the  development  and   introduction  of  appropriate
     products,   sales  aids,  and  distributor  incentive  programs  for  local distributors.

5. Direct the design and implementation of quality assurance and performance measurement standards for the region.

6. Design and implement methods and strategies for improving market share and profitability.

7. Ensure that the strategic plan is implemented in the region in an efficient and effective manner which will maximize a return on investment.

8. Ensure that all aspects of local operations comply with appropriate government regulations and all aspects of licensing, wholesale distribution and other intercompany agreements.

9.   Conduct quality assurance and personal performance appraisals as needed.

10.  Meet with  government  and senior  business or DSA  officials  and with the
     press  as  needed  with  a  view  to  maintaining   healthy  and  favorable
     relationships with regulators, the business community and the press.

11.  Keep COO informed at all time of trends.

12.  Oversee the hiring, training and performance of all GMs in the region.


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


13. Follow established Nu Skin and regional policies and procedures in ensuring that an efficient, profitable and service-oriented company is being operated.

14. Assist the General Managers and Regional Controller in the development of operating budgets for the region annually.

15. Ensure that each country within the Greater China Region is following corporate policies and procedures. Where unclear, work with NSAP to develop necessary policies and procedures.

16. Approve all non-capital and non-asset/liability expenditures for each country within the region that exceed the approved budget by less than 10%. For those expenses exceeding 10% of the approved amount, seek COO or CFO approval.

17. For corporate and regional cash flow concerns, approve all capital and asset/liability expenditures, which may or may not have been previously budgeted within the region up to US$20,000, insuring that all corporate assets are properly managed and proper turnover and profitability ratios are maintained.

18. Ensure that the local operations are properly complying with all relevant government regulations.

19. Report status, in a timely manner, of all relevant matters for each country entity, the regional office and any trends, concerns, changes in regulations or operations which might affect Nu Skin operations, competitors, or significant others within the region to NSAP headquarters.

20. Conduct personal performance appraisals on at least an annual basis with all general managers in the region and relevant regional staff in connection with NSAP corporate.

                                   EXHIBIT B

ADDENDUM TO SERVICE AGREEMENT WITH GRANT F. PACE

             Modifications to the Nu Skin "International Assignment
                         Policy for Expatriates (IAPE)"

By mutual agreement, the following take precedent over the provisions in the IAPE and will govern in tone as well as in enumerated specifics. [Numbered section headings are from relevant IAPE sections. References in brackets refer to changes, modifications, or enhancements of IAPE policies.]

I.       INTRODUCTION
Long Term Assignment: The full IAPE (as modified herein) will be available for the duration of your time abroad. (We recognize that your appointment overseas is open ended and is expected to be of an extended duration, possibly beyond 5 years, and that this differs from IAPE Introduction, page 2.)

5.       SHIPMENT AND STORAGE OF HOUSEHOLD GOODS
Storage of Household Goods: Nu Skin will continue storage of your household goods for so long as you remain overseas. Should you choose to remove these from storage, Nu Skin will reimburse you the cost of their removal and transportation to Salt Lake/Provo, or arrange for their shipment to Salt Lake/Provo at Nu Skin expense. (Nu Skin understands and accepts that some of the items stored and shipped may be among those listed on IAPE page 6 but will not include a car.)

Shipment of Goods: Nu Skin agrees to ship, at a time convenient to you, one container to the Philippines for which Nu Skin will cover the cost of shipping, handling, and insurance charges. You will use your best efforts to arrange for duty free importation of these goods. (Nu Skin understands and accepts that some of the items shipped may be among those listed on IAPE page 6 but that in no event will it include a car.) This benefit will not foreclose the possibility of a later shipment as provided on IAPE page 9 to address needs arising out of an extended stay abroad or relocation to another place of assignment (e.g. Latin America).

9.       HOME COUNTRY HOUSING
Home Management Program: Nu Skin will pay the usual fees of a home management service (PPH) for rental and other management of your home in Boston, with a stop loss provision in the event the home remains unrented for more than 2 months. Please arrange to have PPH invoices sent directly to Nu Skin for payment. As a result of direct payment by Nu Skin, there will be no Property Management Fee reimbursement to your paycheck. (This differs from some items on IAPE pages 12, 13, 16.)

Home Sale Assistance: In addition to the Home Management Program, you may elect at any time for Nu Skin assistance in selling your home through reimbursement of customary seller's closing costs, excluding Realtor's fees. [This differs from IAPE page 13.] Nu Skin will pay no repurchase expenses should you wish to buy a replacement home. However, consistent with IAPE policy, we encourage you to retain a home in the U.S. and will apply the Home Management Program to a replacement home.

10.      PHYSICAL EXAMINATIONS/MEDICAL EXPENSES
Annual Physical Examinations: In view of the extended nature of your stay abroad, Nu Skin will reimburse reasonable expenses (beyond medical insurance coverage) for you and each member of your family to have complete physical and dental examinations annually, during your annual home leave if feasible. [This is consistent with, but a modification of IAPE page 13.]

12.  INTERNATIONAL  SALARY
International Salary (U.S. plus Asian Salary): The agreed Asian salary (international service premium) will be included with your U.S. base salary for the purpose of determining pension, life insurance or other employee benefits. (Page 2, 14, 15.) The international service premium will be discontinued upon your repatriation to the U.S., but will instead be replaced through a renegotiated base U.S. salary together with other matters related to your compensation. [This differs from IAPE pages 15 & 24.]

13.      GOODS AND SERVICES (G&S) DIFFERENTIAL
Goods and Services Differential: This will be such percentage as determined by ORC, but will be paid on 100% of your International Salary (U.S. plus Asian salary). [This differs from IAPE page 16.]

Method of Pay: You will be paid out of Hong Kong, in U.S. dollars (or its equivalent in any other currency you may direct) to Citibank or such other bank as you may direct. [This is an enlargement of IAPE page 17.]

14.      HOUSING DIFFERENTIAL
Housing: Nu Skin will pay directly all rental and related fees (home owner association dues, etc.) At #3 Dapdap Street, Makati, Philippines, including utilities and air conditioning maintenance, (and other repairs or maintenance not covered by the landlord in the Lease Agreement.) Utilities include charges/expenses for electricity, gas, telephone (except non-business related long distance calls), water and sewage, garbage removal, water treatment, yard maintenance, and pest control (as necessary). [Nu Skin acknowledges that this differs from and is an enlargement upon IAPE pages 18-22, and that the rental paid is beyond the policies of Runzheimer.] We understand that in the Philippines rent is generally paid two years in advance, and that Nu Skin will be expected to reimburse Sara Lee Philippines Inc. for the remaining period of your home lease. A hypothetical housing deduction will be calculated by Runzheimer and withheld from your base pay.

Home Appliances: We understand that many appliances in the home at #3 Dapdap were purchased for you by Sara Lee (or previously Avon). Nu Skin agrees to purchase these from Sara Lee at a fair value recognizing the years of use, or to replace them. Please provide a schedule of these items recommending purchase from Sara Lee or elsewhere.


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


15.      INCOME TAX POLICIES
Tax Equalization: A hypothetical tax will be calculated as provided on IAPE page 23, except that Nu Skin will assess you no state tax (zero) and withhold no state tax. Assumptions used in the calculation of the hypothetical tax will be shared with you and will include 7 dependents, and at your request the payment of a full 10% tithing and 2% fast offering as charitable contributions to the LDS church. Actual tax liability will be paid by Nu Skin as calculated by an outside accounting firm acceptable to Nu Skin and me, which will prepare and file foreign and Federal U.S. returns at Nu Skin expense. Nu Skin will also protect you from incremental taxes on any non-U.S. NSAP income or benefits that results from expatriation.

Medicare and FICA: These will be withheld during the expatriate assignment, except that Nu Skin will consider legal alternative structures which would permit both Nu Skin and you to avoid this withholding.

16.      INCENTIVE PREMIUMS AND ALLOWANCES
Mobility Premium: Because you are already resident in the Philippines, no mobility premium will be paid, however, a premium will be paid in the event you are relocated to another assignment.

Hardship Allowance: This is to clarify that the hardship allowance calculated by Runzheimer will be paid on the full international salary (U.S. plus Asian) and will be net of taxes.

17.      TRAVEL EXPENSES
Travel Expenses: Travel for all trips will be at business class fare, except for the Christmas trip home of college students which will be economy class fare. [This is a modification from the economy class fare referred to on Pages 4 & 25 of the IAPE.] Business travel for Nu Skin in Asia is also at business class fare and is pre-approved with your employment. Travel outside the region should be cleared with the Chief of International Operations in Provo.

19.      RELOCATION ALLOWANCE
Relocation Allowance: The relocation allowance specified in this section, IAPE page 26 will not be paid since you are already settled in your home. However, Nu Skin will cover any ancillary expenses arising out of your settlement with Sara Lee as adjustments are made in appliances, furnishings, etc.

20.      EDUCATION ASSISTANCE
Dependent Education: Nu Skin will pay for the elementary and secondary education of your children at the International School Manila, and will reimburse tuition, lab fees, textbooks, uniforms, supplies, and other miscellaneous educational related items. Nu Skin will also pay directly or reimburse all school related transportation expenses.

College Student Christmas Trip: Dependent children attending school outside the host country will be entitled to travel home for Christmas at Nu Skin expense at economy class fare.


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


Should the family gather elsewhere for Christmas, the equivalent amount in airfare may be applied to travel expenses elsewhere. [This is a modification of the IAPE page 28.]

21.      PROVISION OF AN AUTOMOBILE
Automobile: Nu Skin will lease (or purchase if lease is not available) an automobile for my position (e.g. Mercedes, BMW, Toyota Crown, etc.) for business related purposes. The replacement period for the car will be 3 years, although you may opt to defer replacement for an additional year. Nu Skin will also pay directly for insurance, gasoline, oil and all maintenance. Accordingly, the concept of "transportation allowance" will not be applied. [This is a modification of IAPE pages 28, 29.]

Driver: Instead of a "Driver Allowance" (which will not be paid to you), a driver of your choosing will be employed by Nu Skin in the Philippines and assigned to you as your personal driver.

22.      CLUB MEMBERSHIPS
Club Memberships: In recognition of your position as a senior executive of Nu Skin, Nu Skin will pay the entrance fees and monthly subscriptions/dues to one club of your choosing. As an alternative, you may elect to submit for direct payment all reasonable fees, dues, usage charges, and purchases at any club or clubs to which you belong in the Philippines, not to exceed an annual average of $1500 per month (adjusted annually for local inflation). Business use of any such clubs should of course be charged to the correct Nu Skin budget.

25.      HOME LEAVE AND VACATION
Home Leave: Home leave will be provided annually for all family members, the first of which you will be entitled to beginning in June 1998. Home leave travel will be at business class airfare round trip from Manila to Boston, which fare may if you choose, be used for travel related expenses elsewhere and at other times. (This is a modification of IAPE pages 30-33.)

Vacation: By virtue of your seniority and position, you are formally entitled to 20 working days vacation (inclusive of home leave), plus travel time. Nu Skin understands, however, that the demands and pressures of your assignment may necessitate other "time off" from time to time. This should be handled informally with the Chief of International Operations.

34.      RETURN SHIPMENT OF GOODS
Return Shipment of Goods: Upon conclusion of your assignment abroad for whatever reason, (whether voluntary or involuntary), Nu Skin will ship all of your household goods and personal belongings back to the U.S., or other location of your choosing. The only exception to this benefit is if you should voluntarily leave Nu Skin to work with another company, in which case you should expect that your new employer would relocate your household goods to the U.S. Since you are now already resident in the Philippines, the weight and space limitations of the IAPE will not apply.


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                                   EXHIBIT C

CONFIDENTIALITY AGREEMENT


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                                   EXHIBIT D

PRE-EXISTING RELATIONSHIPS AND IDEAS


The following are pre-existing ideas, concepts, and relationships that belong to Grant F. Pace:

1. All products or concepts or sales opportunities arising out of the laboratories of independent contractors of Cooke Pharma Inc. or any affiliates or related companies.

2. All products or concepts in conjunction with or related to the Solex product of Bayer A.G. laboratories wherever located, or any related insect termination products.

3. All relationships or products opportunities arising from or in relationship with Cutco International, or Vector Marketing, as long as no such products or opportunities compete directly with Nu Skin in Nu Skin's product categories or in multi-level marketing generally.

Nothing herein shall relieve Pace of his fiduciary duties of loyalty as an officer of Nu Skin Asia Pacific.